Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 22, 2014, relating to the consolidated financial statements and financial statement schedule of Parker-Hannifin Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended June 30, 2014.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

December 19, 2014